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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3, of our report dated January 27, 2003, except for note 24, as to which the date is March 14, 2003, relating to the consolidated financial statements of AT&T Wireless Services, Inc. and subsidiaries, which appears in the Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated January 27, 2003 relating to the consolidated financial statement schedule, which appears in the Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington
April 25, 2003